UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 11, 2006
Date of Report (Date of earliest event reported)

PXRE GROUP LTD.
(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

PXRE House 110 Pitts Bay Road Pembroke HM 08 Bermuda (Address, including zip code, of principal executive offices)	P.O. Box HM 1282 Hamilton HM FX Bermuda (Mailing address)

(441) 296-5858
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 11, 2006, PXRE Reinsurance Ltd. (“PXRE Bermuda”) entered into a Property Catastrophe Excess of Loss Reinsurance Agreement (the “XOL Agreement”), effective as of April 1, 2006, with PXRE Reinsurance Company (“PXRE US”). The XOL Agreement provides PXRE Bermuda, as cedent, with excess of loss property catastrophe coverage. The XOL Agreement has a per occurrence limit of $40 million each and every loss occurrence, subject to a $40 million aggregate limit. The coverage provided under the XOL agreement attaches excess of $150 million of ultimate net loss each and every loss occurrence. The term of the XOL Agreement is April 1, 2006 through March 31, 2007, with an automatic renewal for successive one-year periods unless either party gives the other notice of at least 30 days prior to March 31st of the subject year. An annual premium of $7,000,000 is payable by PXRE Bermuda to PXRE US, and shall be payable quarterly in advance in four installments of $1,750,000. The XOL Agreement was approved by the Insurance Department of the State of Connecticut.

The foregoing description of the XOL Agreement does not purport to be complete and is qualified in its entirety by reference to the XOL Agreement, which is filed as Exhibit 99.1 hereto, and is incorporated into this report by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Property Catastrophe Excess of Loss Reinsurance Agreement, dated as of May 11, 2006, by and between PXRE Reinsurance Ltd., as cedent, and PXRE Reinsurance Company, as reinsurer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PXRE Group Ltd. (Registrant)

	By:	/s/ Robert P. Myron

	Name:	Robert P. Myron
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

Date: May 15, 2006